[PRIMES, SHILOH, GIVON, MEIR LETTERHEAD]




                                                           Haifa, August 3, 2004

To the Board of Directors
Syneron Medical Ltd.
Industrial Zone
Yokneam Illit, 20692
P.O. Box 550
Israel

Ladies and Gentlemen:

We have acted as Israeli counsel to Syneron Medical Ltd., a company organized under the laws of the State of Israel (the "Company"), in connection with the Company's Registration Statement on Form F-1 (the "Registration Statement"). The Registration Statement relates to the registration of the offer and sale under the Securities Act of 1933, as amended (the "1933 Act") of Ordinary Shares, par value NIS 0.01 each, of the Company (the "Ordinary Shares"). As described in the Registration Statement, the Company intends to issue and sell up to 5,825,000 Ordinary Shares, including Ordinary Shares that may be sold pursuant to an over-allotment option granted to the underwriters, and the selling shareholders named in the Registration Statement (the "Selling Shareholders") intend to sell up to 500,000 Ordinary Shares.

This opinion is being  furnished to you in accordance  with the  requirements of
Item 601(b)(5) of Regulation S-K under the 1933 Act.

In connection with the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.

In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based on the foregoing, subject to the qualifications stated herein, and assuming the Board of Directors approves the price at which the Ordinary Shares are sold, we are of the opinion that:

1. The Ordinary Shares to be issued and sold by the Company, as contemplated by the Prospectus included in the Registration Statement, are duly and validly authorized and, when issued and sold in the manner contemplated by the Underwriting Agreement filed as an exhibit to the Registration Statement (the "Underwriting Agreement") and upon receipt by the Company of payment therefor as provided in the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

2. The Ordinary Shares to be sold by the Selling Shareholders are validly issued, fully paid and non-assessable and, when sold by the Selling Shareholders in the manner contemplated by the Underwriting Agreement and upon receipt by the Selling Shareholders of payment therefor as provided in the Underwriting Agreement, will be fully paid and non-assessable.

This opinion letter has been prepared for your use in connection with the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption "Legal Matters" contained in the Prospectus. In giving this consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

We are attorneys admitted to practice in the State of Israel and we do not express any opinion on the law of any jurisdiction other than the laws of the State of Israel.

Very truly yours,

/s/ Primes, Shiloh, Givon, Meir - Law Firm

Primes, Shiloh, Givon, Meir - Law Firm